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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  January 3, 2001


                           EINSTEIN/NOAH BAGEL CORP.
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            (Exact name of registrant as specified in its charter)


Delaware                           0-21097                           84-1294908
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(State or other                  (Commission                      (IRS Employer
jurisdiction of                   File No.)                 Identification No.)
incorporation)


                  1687 Cole Boulevard, Golden, Colorado 80401
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                    (Address of principal executive offices)


                                (303) 568-8000
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             (Registrant's telephone number, including area code)


                                Not applicable
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         (Former name or former address, if changes since last report)
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Item 5.  Other Events

     On January 3, 2001, the Company and its majority-owned subsidiary, Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"), filed modifications to their first amended joint plan of reorganization dated August 7, 2000 (as modified on October 31, 2000). Under the plan as modified, Bagel Partners would be merged into the Company, and general unsecured creditors of the Company (primarily the holders of the Company's $125.0 million 7 1/4% Convertible Subordinated Debentures due 2004) would receive approximately 89 percent of the common stock of the reorganized Company. The minority equity holders in Bagel Partners (primarily Bagel Store Development Funding, L.L.C. ("Bagel Funding")) would receive approximately 11 percent of the common stock of the reorganized Company and $2.5 million in cash. Holders of the Company's common stock would receive warrants to purchase 10% of the common stock of the reorganized Company, on a fully-diluted basis, for an aggregate exercise price of approximately $18.7 million, and an amount in cash equal to $1 million less the amount payable to the trustee of the trust under the Boston Chicken plan of reorganization for reimbursement of fees and expenses incurred by the trustee in connection with the reorganization proceedings of the Company and Bagel Partners. The plan also provides for a management compensation program under which restricted stock and stock option grants for 8 1/2% of the common stock of the reorganized Company, on a fully-diluted basis, would be available for management (including outside directors).

     Bagel Funding, the Boston Chicken Plan Trustee and the official committee of unsecured creditors in the Company's and Bagel Partners Chapter 11 cases have indicated that they intend to support the plan as modified.

     The continued hearing on the confirmation of the plan is scheduled for January 10, 2001.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  January 4, 2001

                                EINSTEIN/NOAH BAGEL CORP.



                                By: /s/ Paul A. Strasen
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                                    Paul A. Strasen
                                    Senior Vice President



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